EXHIBIT 10.2

ASSET PURCHASE AGREEMENT

between

ALLIED MARINE INDUSTRIES, INC.

ALLIED TRANSPORTATION COMPANY

TRANSERVE MARINE, INC.

OSPREY ASSOCIATES

GREGORY H. LAW

KELLY LAW

W. BRUCE LAW

MICHAEL E. LAW

KIRK J. WOODRUFF

and

KIRBY CORPORATION
dated as of

September 4, 2012

i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

LIST OF DISCLOSURE SCHEDULES

Section 2.01(a)	Vessels
Section 2.01(b)	Inventory
Section 2.01(c)	Assigned Contracts
Section 4.01(a)	Organization and Qualification of Sellers
Section 4.03	No Conflicts; Consents
Section 4.06	Absence of Certain Changes, Events and Conditions
Section 4.07(a)	Material Contracts
Section 4.08	Title to Purchased Assets
Section 4.09	Condition and Sufficiency of Assets
Section 4.11(b)	Intellectual Property
Section 4.12	Customers
Section 4.13	Insurance
Section 4.14(a)	Proceeding Pending or Threatened
Section 4.14(b)	Outstanding Orders, Judgments, Etc.
Section 4.15(b)	List of Permits
Section 4.16(b)	List of Environmental Permits
Section 4.16(d)	Notice of Pending/Possible Environmental Notices
Section 4.16(e)	List of Offside Hazardous Material Treatment, Storage or Disposal
Facilities
Section 4.16(g)	Environmental Matters
Section 4.17(a)	Employee Benefit Matters
Section 4.18(a)	Employment Matters
Section 4.18(b)	Employee Matters
Section 4.20	Affiliate Transactions
Section 5.03	No Conflicts; Consents

LIST OF EXHIBITS

EXHIBIT A	Form of Escrow Agreement
EXHIBIT B	Form of Bill of Sale
EXHIBIT C	Form of Assignment and Assumption Agreement
EXHIBIT D	Coast Guard Form CG-1340
EXHIBIT E	Form of Protocol of Delivery and Acceptance
EXHIBIT F	Form of Transition Services Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of September 4, 2012, is entered into between Allied Transportation Company, a Virginia corporation (“ATC”), Transerve Marine, Inc., a Virginia corporation (“TMI”), Osprey Associates, a Virginia general partnership (“OA” and, together with ATC and TMI, are the “Sellers” and each a “Seller”), Allied Marine Industries, Inc., a Delaware corporation (“AMI”), Gregory H. Law, an individual resident in Virginia (“Greg Law”), Kelly Law, an individual resident in Virginia (“Kelly Law”), Michael E. Law, an individual resident in Virginia (“Mike Law”), W. Bruce Law, an individual resident in Virginia (“Bruce Law”), Kirk J. Woodruff, an individual resident in Virginia (“Kirk Woodruff”, and, together with Greg Law, Kelly Law, Mike Law, and Bruce Law, the “AMI Primary Shareholders”), and Kirby Corporation, a Nevada corporation (“Buyer”).  The AMI Primary Shareholders and AMI are collectively referred to herein as the “Owners”.

RECITALS

WHEREAS, Sellers are engaged in the coastwise marine transportation by barge of chemicals and dry cargo (as conducted by Sellers, the “Business”);

WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, certain assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein;

WHEREAS, AMI is the sole shareholder of ATC; and

WHEREAS, the AMI Primary Shareholders, collectively, hold all voting stock in AMI, and also are the owners of all of the equity interests and voting power in TMI and OA; NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.01     Defined Terms.  The following terms have the meanings specified or referred to in this Section 1.01:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Virginia are authorized or required by Law to be closed for business.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $”  means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

 “Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Buyer, Sellers and the Escrow Agent, to be executed and delivered at the Closing in the form attached hereto as Exhibit A.

“Escrow Amount” means the sum of $5,800,000 to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications; (b) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Sellers’ Affiliates, grant Sellers exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted.

“Knowledge” or “to the Knowledge of” or any other similar knowledge qualification, means (i) with respect to a party hereto that is an entity, that any partner, director or officer of such entity has or had actual knowledge or awareness of the facts, circumstances or matter in question, or would have knowledge or awareness of such facts, circumstances or matter after reasonable inquiry, and (ii) with respect to a party hereto that is an individual, that such individual has or had actual knowledge or awareness of the facts, circumstances or matter in question, or would have knowledge or awareness of such facts, circumstances or matter after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, reasonable costs or expenses of whatever kind, including reasonable attorneys’ fees, the cost of investigation, and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Sellers or Owners to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect businesses similar to the Business; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement, except pursuant to Section 4.03, Section 5.03 and Section 7.08; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Business compared to similar businesses conducted by other parties.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the coastwise marine transportation by barge of chemicals and dry cargo.

“Sugar Holdback Amount” means an amount equal to $10,000,000.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the sea lanes along the East Coast of the United States and the Gulf Coast of the United States.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Lease Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

“Trips in Progress Holdback Amount” means an amount equal to $4,000,000.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Section 1.02     Other Definitional Provisions.  Each of the terms below has the meaning set forth in the provision of this Agreement identified opposite such term in the table below.

Term	Provision
Accounts Receivable	Section 2.02(c)
Acquisition Proposal	Section 7.03(a)
Agreement	Preamble
Allocation Schedule	Section 2.06(b)(i)
AMI	Preamble
AMI Primary Shareholders	Preamble
Assigned Contracts	Section 2.01(c)
Assignment and Assumption Agreement	Section 3.02(a)(iii)
Assumed Liabilities	Section 2.03
ATC	Preamble
Audited Financial Statements	Section 4.04

Term	Provision
Average Annual Volume	Section 2.06(b)(ii)
Balance Sheet	Section 4.04
Balance Sheet Date	Section 4.04
Benefit Plan	Section 4.17(a)
Bill of Sale	Section 3.02(a)(iii)
Books and Records	Section 2.01(h)
Bruce Law	Preamble
Business	Recitals
Business Real Property	Section 4.10
Business Employees	Section 4.18(a)
Buyer	Preamble
Buyer Basket Exclusions	Section 9.04(a)
Buyer Closing Certificate	Section 8.03(f)
Buyer Indemnitees	Section 9.02
Buyer Aggregate Indemnity Cap	Section 9.04(a)
Chartered Vessel	Section 2.05(b)
Closing	Section 3.01
Closing Date	Section 3.01
Confidentiality Agreement	Section 7.02
Contingent Sugar Payment	Section 2.06(b)
Direct Claim	Section 9.05(c)
Direct Expense	Section 2.06(a)(i)(A)
Disputed Amounts	Section 2.08
Excluded Assets	Section 2.02
Excluded Contracts	Section 2.02(a)
Excluded Liabilities	Section 2.04
Financial Statements	Section 4.04
Final Indemnification Loss	Section 9.06
FIRPTA Certificate	Section 8.02(k)
Greg Law	Preamble
Gross Revenue	Section 2.06(a)(i)(B)
Indemnified Party	Section 9.05
Indemnifying Party	Section 9.05
Independent Accountants	Section 2.08
Insurance Policies	Section 4.13
Intellectual Property Assets	Section 4.11(a)
Interim Balance Sheet	Section 4.04
Interim Balance Sheet Date	Section 4.04
Interim Financial Statements	Section 4.04
Inventory	Section 2.01(a)
Kelly Law	Preamble
Kirk Woodruff	Preamble
Material Contracts	Section 4.07(a)
Material Customers	Section 4.12
Mike Law	Preamble

Term	Provision
Owners	Preamble
Permitted Encumbrances	Section 4.08(a)(i)
Protocol of Delivery and Acceptance	Section 3.02(a)(vi)
Purchase Price	Section 2.05
Purchased Assets	Section 2.01
Restricted Period	Section 7.07(a)
Sellers	Preamble
Seller Basket Exclusions	Section 9.04(b)
Seller Closing Certificate	Section 8.02(h)
Seller Indemnitees	Section 9.03
Seller Payment	Section 2.06(a)(iii)
Sugar Program	Section 2.06(b)(i)(A)
Tangible Personal Property	Section 2.01(e)
Third Party Claim	Section 9.05(a)
TMI	Preamble
Transition Services Agreement	Section 3.02(a)(vii)
Undisputed Amounts	Section 2.08
Union	Section 4.18(b)
Vessels	Section 2.01(a)

ARTICLE II
Purchase and Sale

Section 2.01    Purchase and Sale of Assets.  Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of any Encumbrances other than Permitted Encumbrances, all of the Purchased Assets.  The term “Purchased Assets” means, collectively, all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business, including the following:

(a)           the vessels described in Section 2.01(a) of the Disclosure Schedules (collectively, the “Vessels”);

(b)           all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories, including those items set forth on Section 2.01(b) of the Disclosure Schedules (“Inventory”), which schedule lists all material items of Inventory;

(c)           all Contracts set forth on Section 2.01(c) of the Disclosure Schedules (the “Assigned Contracts”);

(d)           all Intellectual Property Assets;

(e)           all machinery, engines, instruments, rigging, anchors, chains, cables, tackle, apparel, accessories, equipment, radio installation and navigational equipment, inventory, parts, spare parts and other appurtenances used in or relating to the Vessels, whether or not on board, and all fuel, lubes and stores on board the Vessels (the “Tangible Personal Property”);

(f)            all Permits that are held by Sellers and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including those listed on Section 4.15(b) and Section 4.16(b) of the Disclosure Schedules, to the extent assignable by Sellers;

(g)           all of Sellers’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets, including manufacturer’s warranties with respect to the Vessels;

(h)           all books and records, including machinery and equipment maintenance files and data, equipment logs, ships and captains logs, quality control records and procedures, and all personnel records and files (including medical monitoring files) of those Business Employees hired by Buyer pursuant to Section 7.05 (“Books and Records”).

Section 2.02     Excluded Assets.  Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)            all of Sellers’ cash and cash equivalents;

(b)           all of Sellers’ bank accounts;

(c)           all accounts or notes receivable held by Sellers, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(d)           all real property of Sellers, whether owned or leased;

(e)            Contracts, including Intellectual Property Licenses, that are not Assigned Contracts (the “Excluded Contracts”);

(f)            any interest in or right to any refund of Taxes relating to the Business or the Purchased Assets for or applicable to any taxable period (or portion thereof) ending on or prior to the Closing Date.

(g)           any insurance policies and rights, claims or causes of action thereunder;

(h)           all credits, prepaid expenses and security deposits owned by a Seller;

(i)            all rights to causes of action, lawsuits, judgments, claims and demands of any nature in favor of a Seller, including all such rights under all guarantees, indemnities and similar rights in favor of a Seller, other than manufacturers warranties related to the Purchase Assets, whether choate or inchoate, known or unknown, contingent or non-contingent;

(j)             the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers;

(k)            any shares of stock, membership interests, partnership interests or other equity securities of subsidiaries of Sellers;

(l)             all Benefit Plans and assets attributable thereto;

(m)           the rights which accrue or will accrue to Sellers under the Transaction Documents; and

(n)           the following books and records: customer complaints and inquiry files, books of account, ledgers and general financial and accounting records, research and development files, strategic plans, internal financial statements, marketing and promotional surveys, and material and research and intellectual property files relating to the Intellectual Property Assets and the Intellectual Property Licenses.

(o)           Furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property not included in Section 2.01 above (though such assets may be available for Buyer and its Affiliates’ use under the terms of the Transition Services Agreement);

Section 2.03    Assumed Liabilities.  Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge all Liabilities of Sellers in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by a Seller on or prior to the Closing (collectively, the “Assumed Liabilities”).

Section 2.04    Excluded Liabilities.  Notwithstanding any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Sellers or any of their respective Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Sellers shall, and shall cause each of their respective Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy.

Section 2.05    Purchase Price.  The aggregate purchase price for the Purchased Assets shall be $116,000,000, subject to adjustment pursuant to Section 2.06 hereof (the “Purchase Price”), plus an amount for diesel fuel and lube oil on board on the Closing Date determined pursuant to Section 2.05(b), plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid as follows:

(a)           The Purchase Price less the Escrow Amount, the Trips in Progress Holdback Amount and the Sugar Holdback Amount shall be paid by wire transfer of immediately available funds to an account designated prior to the Closing Date in writing by Sellers to Buyer.

(b)           On the Closing Date, Sellers will determine the amount of diesel fuel and lube oil on each Vessel owned by Sellers and each vessel chartered in by Sellers whose charter is assumed by Buyer (a “Chartered Vessel”), in each case that is subject to a contract of affreightment on the Closing Date.  In the case of owned Vessels, Buyer will pay Sellers for the amount of diesel fuel on board valued at the per gallon price quoted by PAPCO for delivery at Allied Terminals on the Southern Branch of the Elizabeth River on the Closing Date (the “PAPCO Price”) and will pay Sellers for the amount of lube oil on board valued at the Exxon Mobil price at Norfolk, Virginia on the Closing Date (the “Exxon Price”).  In the case of Chartered Vessels, (a) if the amount of diesel fuel and lube oil on board is greater than the amount of diesel fuel and lube oil that was on board at the commencement of the applicable charter, Buyer will pay Sellers for the difference, valued at the PAPCO Price or the Exxon Price, as applicable, or (b) if the amount of diesel fuel and lube oil on board is less than the amount of diesel fuel and lube oil that was on board at the commencement of the applicable charter, Sellers will pay Buyer for the difference, valued at the PAPCO Price or the Exxon Price, as applicable.  The payments under this Section 2.05(b) shall be aggregated or netted to determine the net amount due from Buyer to Sellers or Sellers to Buyer, as the case may be.  Buyer will not pay any amount for diesel fuel and lube oil on board any Vessels or Chartered Vessels that are subject to time charters on the Closing Date.

(c)           The Escrow Amount shall be deposited by wire transfer of immediately available funds into an account designated by the Escrow Agent and shall be held and distributed in accordance with the terms of the Escrow Agreement to satisfy any and all claims made by Buyer or any other Buyer Indemnitee against Sellers pursuant to Article IX.

(d)           The Trips in Progress Holdback Amount and the Sugar Holdback Amount shall be held by Buyer and disbursed or applied as set forth in Section 2.06.

(e)           All payments by Buyer to Sellers shall be made to the appropriate Seller in accordance with written instructions from all Sellers.

Section 2.06     Trips in Progress; Contingent Sugar Payment.

(a)           Trips in Progress.

(i)       For each Vessel that is engaged in a trip in progress under a voyage charter on the Closing Date, the Gross Revenues attributable to that trip, whether received by a Seller or Buyer and whether received before or after the Closing, and the Direct Expenses attributable to that trip (excluding any allocation of general and administrative expenses), whether paid by a Seller or Buyer and whether paid before or after the Closing, will be allocated to a Seller and Buyer in proportion to the number of days (or portion thereof) in the trip for which each party was the owner of the Vessel.  The trip time will be from arrival at the trip load port until arrival at the next load port.  If the Vessel was released from a time charter to perform services for a different customer, any reimbursement due to the time charterer shall be included in the Direct Expenses attributable to the trip in progress.  For the purposes of this Section 2.06(a), the terms “Gross Revenue” and “Direct Expenses” shall mean as follows:

(A)	“Gross Revenues” – All revenues attributable to the voyage, including freight, fuel surcharge, additional port surcharge, demurrage, and reimbursable expenses such as pilots and assist tugs.

(B)	“Direct Expenses” – All expenses directly attributable to the voyage including fuel and lube, port costs, dispatch, pilots and assist tugs. Fuel will be estimated based on running days.

(ii)       For each Vessel that is subject to a time charter on the Closing Date, the Charter Hire attributable to the operation of the Vessel under the time charter, whether received by a Seller or Buyer and whether received before or after the Closing, will be allocated to Sellers and Buyer in proportion to the number of days in the term of the time charter for which each party was the owner of the Vessel. Fuel costs and expenses that are reimbursed by the charterer will be paid to the party making the purchase that is being reimbursed.

(iii)      If there is a net amount due from Sellers to Buyer under this Section 2.06(a) (the “Seller Payment”), the Seller Payment will first reduce the Trips-in-Progress Holdback.  If the Seller Payment equals or exceeds the Trips-in-Progress Holdback, the Trips-in-Progress Holdback shall be reduced to zero and the excess, if any, shall be paid by Sellers to Buyer.  If the Trips-in-Progress Holdback exceeds the Seller Payment, the excess shall be paid by Buyer to Sellers.

(iv)      If there is a net amount due from Buyer to Sellers under this Section 2.06(a), such amount and the Trips-in-Progress Holdback shall be paid by Buyer to Sellers.

(v)       For purposes of calculations under this Section 2.06(a) only, Sellers will be considered the owner of the Vessel prior to the Closing Date and Buyer will be considered the owner of the Vessel on and after the Closing Date.  The net payment due from Sellers to Buyer or from Buyer to Sellers, as the case may be, under this Section 2.06(a) shall be made within 60 days after the Closing Date by wire transfer of immediately available funds to an account specified in writing by the receiving party.  Each party shall have reasonable access to the books and records of the other in order to verify the revenues received and expenses incurred with respect to trips in progress and time charters.

(b)           Contingent Sugar Payment.

(i)        (A)           If federal legislation is enacted into law prior to the Closing Date that continues in effect in all material respects for an additional period of at least two years through the 2014 crop year the provisions of Subtitle D of the Food, Conservation, and Energy Act of 2008 (the “Sugar Program”), the Sugar Holdback Amount shall be paid by Buyer to Sellers at Closing and Section 2.06(b)(ii) and (iii) shall be disregarded and have no further effect.

(B)           If such legislation is enacted into law prior to the Closing Date, but continues the Sugar Program in effect in all material respects for one year through the 2013 crop year, Buyer shall pay Sellers $5,000,000 of the Sugar Holdback Amount at Closing, Section 2.06(b)(ii) shall be disregarded and have no further effect and the remaining portion of the Sugar Holdback Amount shall be paid in whole or in part as provided in Section 2.06(b)(iii) unless Section 2.06(b)(i)(D) becomes applicable.

(C)           If such legislation is enacted into law after the Closing Date and continues the Sugar Program in effect in all material respects for one year through the 2013 crop year, Buyer shall pay Sellers $5,000,000 of the Sugar Holdback Amount, Section 2.06(b)(ii) shall be disregarded and have no further effect and the remaining portion of the Sugar Holdback Amount shall be paid in whole or in part as provided in Section 2.06(b)(iii) unless Section 2.06(b)(i)(D) becomes applicable.

(D)           If such legislation is enacted into law after the Closing Date and continues the Sugar Program in effect in all material respects through the 2013 and 2014 crop years, Buyer shall pay Sellers the full Sugar Holdback Amount if no previous payment has been made pursuant to Section 2.06(b)(i)(C) or pursuant to Section 2.06(b)(ii), or $5,000,000 of the Sugar Holdback Amount if any such previous payment has been made, and Section 2.06(b)(ii) and (iii) shall be disregarded and have no further effect.

(E)           Except as provided in this Section 2.06(b)(i), the Sugar Holdback Amount shall be paid in whole or in part as provided in Section 2.06(b)(ii) and (iii).  Except for the reference to “crop year(s)” in this Section 2.06(b), all references in this Section 2.06(b) to years are references to calendar years.  Except as provided in this Section 2.06(b)(i), all payments under this Section 2.06(b) shall be made by Buyer to Sellers or otherwise in accordance with written instructions from Sellers within 30 days after the end of the period or the date of the legislation, whichever is applicable, on which the determination of the payment is based.

(ii)       The “Average Annual Volume” means the average annual number of net short tons of raw sugar (A) transported coastwise domestically by Sellers and Buyer for Florida Sugar Marketing & Terminal Assn., Inc. (the “Association”) pursuant to the Florida Bulk Sugar Affreightment Agreement, dated October 5, 1989, between Allied Towing Corporation, TMI and the Association, as amended to date (the “Existing Florida Contract”), (B) if the Existing Florida Contract expires or is terminated, transported coastwise domestically by any other transportation company for the Association or its successor corporation, Florida Sugar & Molasses Exchange, Inc., from the Port of Palm Beach, Florida to any of the same destinations specified in the Existing Florida Contract, (C) transported coastwise domestically by Buyer for the Association other than under the Existing Florida Contract and (D) transported coastwise domestically by Sellers and Buyer from Louisiana for American Sugar Refining, Inc. and Louisiana Sugar Cane Products, Inc., in each case during the specified time period.  If the Average Annual Volume during the period 2012-2014 is greater than or equal to 500,000 net short tons, Buyer shall pay Sellers $5,000,000 of the Sugar Holdback Amount.  If the Average Annual Volume for 2012-2014 is greater than 300,000 net short tons but less than 500,000 net short tons, Buyer shall pay Sellers an amount equal to $5,000,000 multiplied by the Average Annual Volume for 2012-2014 and divided by 500,000.  If the Average Annual Volume for 2012-2014 is less than or equal to 300,000 net short tons, no payment shall be due from Buyer to Sellers.

(iii)      If the Average Annual Volume during the period 2013-2015 is greater than or equal to 500,000 net short tons, Buyer shall pay Sellers $5,000,000 of the Sugar Holdback Amount.  If the Average Annual Volume is greater than 300,000 net short tons but less than 500,000 net short tons, Buyer shall pay Sellers an amount equal to $5,000,000 multiplied by the Average Annual Volume for 2013-2015 and divided by 500,000.  If the Average Annual Volume for 2013-2015 is less than or equal to 300,000 net short tons, no payment shall be due from Buyer to Sellers.

(iv)      In the event of a weather-related natural phenomenon, such as a hurricane, drought or freeze, in any year during the period 2012-2014 that results in a reduction of the Average Annual Volume during such period below 400,000 net short tons, that year shall be dropped and replaced by the year 2015 in calculating the Average Annual Volume for purposes of Section 2.06(b)(ii).  In the event that any such natural phenomenon occurs in any year during the period 2013-2015 that results in a reduction of the Average Annual Volume during such period below 400,000 net short tons, that year shall be dropped in calculating the Average Annual Volume for purposes of Section 2.06(b)(ii), if applicable, and Section 2.06(b)(iii) and the calculation will instead be based on the remaining two years in the period.  In no event shall the average annual volume for purposes of determining payments under this Section 2.06(b) be based on a period of less than two years, so that if there are multiple years in which such natural phenomena occur, the determinations of Average Annual Volumes and the related payments shall be delayed for successive years until the determination can be made for at least a two-year period; provided that the Average Annual Volumes and the related payments shall in any event be determined based on a period that includes 2014, 2015 or 2016, whichever has the greatest volume, as the second year (regardless of natural phenomena) if not determined before the end of 2016.

(v)       No payment of any portion of the Sugar Holdback Amount shall be due from Buyer except as provided in this Section 2.06(b).  The Sugar Holdback Amount is the maximum amount payable under this Section 2.06(b) under any circumstances.  Buyer shall have the right to set off against any payment otherwise due to Sellers under this Section 2.06(b) the amount of any Losses for which Buyer is entitled to indemnification under Article IX.

(vi)      Buyer shall have the right to operate the Business after Closing in the manner it deems appropriate and shall have no obligation to operate the Business to maximize the payments to Sellers under this Section 2.06(b).  Buyer will have the right to make any business decisions relating to the Business, including without limitation capital expenditures and pricing of services, that Buyer in good faith determines are in the best interests of Buyer, its Affiliates and their stockholders.  The obligation of Buyer to make payments to Sellers under this Section 2.06(b) is strictly a contractual relationship between Buyer and Sellers and does not create any express or implied fiduciary or special relationship between Buyer and Sellers or create any express or implied fiduciary, special or other duties on the part of Buyer to Sellers.

(vii)     Sellers acknowledge that information provided by Buyer to Sellers relating to the calculation of amounts due pursuant to this Section 2.06(b), to the extent not available to the public, may constitute confidential and/or material nonpublic information concerning Buyer and its Affiliates (“Nonpublic Information”).  Sellers and Owners acknowledge that purchasing or selling securities of Buyer’s ultimate parent corporation by Persons to whom Buyer discloses any Nonpublic Information is prohibited until the information is publicly disclosed.  Sellers and Owners shall keep Nonpublic Information confidential and shall use Nonpublic Information solely for the purpose of verifying amounts payable under this Section 2.06(b).

Section 2.07    Allocation of Purchase Price.  Sellers and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”).  A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Sellers within sixty (60) days following the Closing Date.  If Sellers notify Buyer in writing within ten (10) business days following their receipt of the Allocation Schedule that Sellers object to one or more items reflected in the Allocation Schedule, Sellers and Buyer shall resolve such dispute as provided in Section 2.08. If Sellers fail to deliver a written notice of objection to Buyer within such ten (10) business day period, Sellers shall be deemed to have accepted such Allocation Schedule and may not object to or challenge it thereafter.  Buyer and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.06 herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 2.08    Resolution of Certain Disputed Amounts. If Buyer or any Seller disputes the calculation of any amounts payable under Section 2.06(a), or if a Seller objects in writing to any of the items reflected in the Allocation Schedule as permitted under Section 2.06(b)(i), then the parties hereto shall negotiate in good faith to resolve such dispute for thirty (30) days after the date that either Sellers or Buyer notified the other party regarding such dispute (or, in the case of Section 2.06(b)(i), for thirty (30) days after the date that Buyer received the written notice called for therein).  If Sellers and Buyer fail to reach an agreement on any such disputed amounts within such thirty (30) day period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of PricewaterhouseCoopers LLP or, if PricewaterhouseCoopers LLP is unable to serve, Buyer and Sellers shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than the accountant used primarily by either Sellers or Buyer or their respective Affiliates (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only.  The parties hereto agree that all adjustments shall be made without regard to materiality.  The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item by the parties.  The fees and expenses of the Independent Accountants shall be borne equally by the Buyer and Sellers.

Section 2.09    Withholding Tax.  Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold from the Purchase Price under any provision of Tax Law. All such withheld amounts shall be timely paid by Buyer to the proper Governmental Authority and if so paid shall be treated as delivered to Sellers hereunder.

Section 2.10    Third Party Consents.  To the extent that Sellers’ rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers, at their expense, shall use their reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Sellers, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.10 to the contrary, Buyer shall not be deemed to have waived its rights under Section 8.02(c) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

ARTICLE III
Closing

Section 3.01    Closing.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 A.M., Central time, on the second Business Day after all of the conditions to Closing set forth in Article VIII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Sellers and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02     Closing Deliverables.

(a)           At the Closing, Sellers shall deliver to Buyer the following:

(i)        the Escrow Agreement duly executed by Sellers;

(ii)       a bill of sale in the form of Exhibit B hereto (the “Bill of Sale”) and duly executed by Sellers, transferring the tangible personal property included in the Purchased Assets to Buyer;

(iii)      an assignment and assumption agreement in the form of Exhibit C hereto (the “Assignment and Assumption Agreement”) and duly executed by Sellers, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iv)      a bill of sale transferring each Vessel to Buyer, duly executed by the applicable Seller in the form of Coast Guard Form CG-1340 attached hereto as Exhibit D;

(v)       a certified abstract of title for each Vessel issued by the National Vessel Documentation Center no earlier than seven (7) days prior to the Closing Date;

(vi)      two originally executed copies of the protocol of delivery and acceptance confirming the date and time of delivery of each of the Vessels in the form attached hereto as Exhibit E (the “Protocol of Delivery and Acceptance”);

(vii)    a Transition Services Agreement in the form attached hereto as Exhibit F (the “Transition Services Agreement”) duly executed by [ATC];

(viii)   the Seller Closing Certificate;

(ix)      the FIRPTA Certificate;

(x)       the certificates of the Secretary or Assistant Secretary of Sellers required by Section 8.02(i) and Section 8.02(j); and

(xi)      such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)           At the Closing, Buyer shall deliver to Sellers the following:

(i)        the Purchase Price less the Escrow Amount and less the Trips in Progress Holdback Amount;

(ii)       the Escrow Agreement duly executed by Buyer;

(iii)      the Assignment and Assumption Agreement duly executed by Buyer;

(iv)     the Transition Services Agreement duly executed by Buyer;

(v)      two originally executed copies of the Protocol of Delivery and Acceptance confirming the date and time of delivery of each of the Vessels;

(vi)     a certificate of financial responsibility for each Vessel for which such certificate is required;

(vii)    the Buyer Closing Certificate; and

(viii)   the certificates of the Secretary or Assistant Secretary of Buyer required by Section 8.03(g) and Section 8.03(h).

(c)           At the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement.

ARTICLE IV
Representations and warranties of seller

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Sellers and Owners jointly and severally represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01    Organization and Qualification of Sellers.  Each Seller is a corporation or partnership duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia and has full corporate or partnership power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.  ATC was formerly named Allied Towing Corporation.  Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which each Seller is licensed or qualified to do business, and each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.  Each Seller is a “citizen of the United States” within the meaning of 46 U.S.C. Section 50501, qualified to engage in the coastwise trade of the United States and has been for as long as it has engaged in the Business.

Section 4.02    Authority of Sellers.  Each Seller has full corporate or partnership power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms. When each other Transaction Document to which a Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms.

Section 4.03    No Conflicts; Consents.  Except as stated in Section 4.03 of the Disclosure Schedules,  the execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of such Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller, the Business or the Purchased Assets; (c) require the consent of, notice to or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which such Seller is a party or by which such Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. Except as stated in Section 4.03 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 4.04    Financial Statements.  Complete copies of the audited financial statements consisting of the balance sheet of  Sellers as of December 31 in each of the years 2009, 2010 and 2011 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at June 30, 2012 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Buyer.

The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of Sellers as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated.  The balance sheet of the Sellers as of December 31, 2011 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of Sellers  as of June 30, 2012 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Sellers maintain a standard system of accounting for the Business established and administered in accordance with GAAP.

Section 4.05    Undisclosed Liabilities.  No Seller has any Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.06     Absence of Certain Changes, Events and Conditions.  Except as set forth in Section 4.06 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a)            event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)            material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c)            entry into any Contract that would constitute a Material Contract;

(d)            incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(e)            transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the consumption or sale of Inventory in the ordinary course of business;

(f)            cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(g)           material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(h)           acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(i)             material capital expenditures with respect to any Vessel or that would constitute an Assumed Liability;

(j)             imposition of any Encumbrance upon any of the Purchased Assets other than Permitted Encumbrances;

(k)            (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any employees, officers, directors, independent contractors or consultants employed or engaged in the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee employed or engaged in the Business or any termination of any employees for which the aggregate costs and expenses exceed $10,000.00 or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, consultant or independent contractor employed or engaged in the Business;

(l)             adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant employed or engaged in the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(m)           adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(n)            purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $100,000 individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice;

(o)            any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07     Material Contracts.

(a)           Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which any Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts relating to Intellectual Property set forth in Section 4.11(b) of the Disclosure Schedules, being “Material Contracts”):

(i)        all Contracts that are time charters or voyage charters involving the Vessels, or that involve the use of towing Vessels;

(ii)      all Contracts involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled without penalty or without more than 90 days’ notice;

(iii)     all Contracts that require a Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iv)     all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(v)      all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi)     all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vii)    all employment agreements and Contracts with independent contractors or consultants (or similar arrangements);

(viii)   except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including guarantees);

(ix)      all Contracts with any Governmental Authority;

(x)       all Contracts that limit or purport to limit the ability of a Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi)      all joint venture, partnership or similar Contracts;

(xii)     all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xiii)    all powers of attorney with respect to the Business or any Purchased Asset;

(xiv)    all collective bargaining agreements or Contracts with any Union; and

(xv)     all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b)           Sellers have provided to Buyer a true, correct and complete copy of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder).  With respect to each Material Contract that is an Assigned Contract:

(i)        such Assigned Contract is valid and binding on a Seller in accordance with its terms and is in full force and effect;

(ii)       no Seller or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any such Assigned Contract;

(iii)      no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any such Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder;

(iv)     there are no material disputes pending or threatened under any such Assigned Contract;

(v)      to the Knowledge or Sellers, no Assigned Contract will upon completion or performance thereof have or be reasonably likely to have a Material Adverse Effect;

Section 4.08     Title to Purchased Assets.

(a)           Sellers have good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)        those items set forth in Section 4.08 of the Disclosure Schedules;

(ii)       liens for Taxes not yet due and payable;

(iii)      mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(iv)     easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable; or

(v)      liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

(b)           Each Vessel shall be delivered at the Closing safely afloat at its location at the time of Closing.

(c)           The Vessels satisfy all requirements for coastwise documentation under 46 U.S.C. Chapter 121.  No Vessel has been “sold foreign” within the meaning of 46 U.S. C. Section 12132.

Section 4.09    Condition and Sufficiency of Assets.

(a)           Each of the Vessels is in good operating condition and repair, and is adequate for the uses to which it is being put and no Vessel is in need of maintenance or repairs except for ordinary wear and tear or routine maintenance and repairs.  Each of the Vessels is seaworthy.

(b)           The Purchased Assets, together with the Excluded Assets and the Transition Services Agreement are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing (exclusive of human resources, licenses and permits that are not part of the Purchased Assets, and services provided by third-party vendors in the normal course of the Business) and constitute all of the rights, property and assets used by Sellers to conduct the Business as currently conducted.  Except as set forth in Section 4.09 of the Disclosure Schedules, each item of the Purchased Assets that constitutes tangible personal property is in the possession of the Sellers.

Section 4.10     [RESERVED].

Section 4.11     Intellectual Property.

(a)           Sellers own or have the right to use pursuant to a valid Assigned Contract, and the Purchased Assets include, all Intellectual Property necessary for the operation of the Business as currently conducted (collectively, the “Intellectual Property Assets”) free from any and all Encumbrances other than Permitted Encumbrances and those Encumbrances existing under an Assigned Contract.

(b)           Section 4.11(b) of the Disclosure Schedules lists all Intellectual Property Licenses. Sellers have provided Buyer with true and complete copies of all such Intellectual Property Licenses. All such Intellectual Property Licenses are valid, binding and enforceable between a Seller and the other parties thereto, and such Seller and such other parties are in full compliance with the terms and conditions of such Intellectual Property Licenses.

(c)           The Intellectual Property Assets and Intellectual Property Licenses as currently or formerly owned, licensed or used by a Seller or proposed to be used by Buyer, and the conduct of the Business as currently and formerly conducted by a Seller and proposed to be conducted by Buyer have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. No Seller has received any communication, and no Action has been instituted, settled or, to such Seller’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Intellectual Property are subject to any outstanding Governmental Order.

Section 4.12    Customers.  Section 4.12 of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to a Seller for goods or services rendered in an amount greater than or equal to $500,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods.  No Seller has received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.13    Insurance.  Sellers now have in full force and effect property, hull and machinery, protection and indemnity, pollution and excess liability insurance coverage for the Purchased Assets.  Section 4.13 of the Disclosure Schedules lists all insurance policies held by or covering the Business and the Purchased Assets (including carrier, policy number, term, type of coverage and limits of coverage).  Sellers have not received any written notice from any insurance carrier alleging any defects or inadequacies with respect to the Purchased Assets that, if not corrected, would result in termination of insurance coverage or increase in the normal and customary cost of any of the insurance policies.

Section 4.14     Legal Proceedings; Governmental Orders.

(a)           Except as set forth in Section 4.14(a) of the Disclosure Schedules, there are no Actions pending or, to Sellers’ Knowledge, threatened against or by a Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)           Except as set forth in Section 4.14(b)of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business or the Purchased Assets. Each Seller is in compliance with the terms of each Governmental Order set forth in Section 4.14(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.15     Compliance With Laws; Permits.

(a)           Each Seller has, at all times during the past five (5) years, complied, and is now complying, in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)           All Permits required for Sellers to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Sellers and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.15(b) of the Disclosure Schedules lists all current Permits issued to a Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.15(b) of the Disclosure Schedules.

Section 4.16     Environmental Matters.

(a)           The operations of Sellers with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. No Seller or Owner has received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)           Sellers have obtained and are in material compliance with all Environmental Permits (each of which is disclosed in Section 4.16(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Sellers through the Closing Date in accordance with Environmental Law.  With respect to any such Environmental Permits, a Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and no Seller or Owner is aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)           None of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by a Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)           Except as set forth in Schedule 4.16(d), there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets, and no Seller or Owner has received an Environmental Notice that any of the Business or the Purchased Assets has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, a Seller.

(e)           Section 4.16(e) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by a Seller and any predecessors in connection with the Business or the Purchased Assets as to which a Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and no Seller or Owner has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by a Seller.

(f)           No Seller has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(g)           Sellers have provided or otherwise made available to Buyer and listed in Section 4.16(g) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, and other similar documents with respect to the Business or the Purchased Assets related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including costs of remediation, pollution control equipment and operational changes).

(h)           No Seller or Owner is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

Section 4.17     Employee Benefit Matters.

(a)           Section 4.17(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by a Seller or AMI for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which a Seller or AMI has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.17(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)           Except as stated in Section 4.17(a) of the Disclosure Schedules, none of Sellers, AMI or any member of any of their respective ERISA Affiliates participates in or has ever participated in any “multiemployer plan” as defined in Section 3(37) of ERISA.

(c)           None of the Purchased Assets is subject of any Encumbrance arising under Section 302(f) of ERISA or Section 421(n) of the Code, and neither Buyer nor any of its Affiliates will succeed to or have any Liability under or in connection with any Benefit Plan as a result of the consummation of the transactions contemplated by the Transaction Documents.

Section 4.18     Employment Matters.

(a)           Section 4.18(a) of the Disclosure Schedules contains a list of all persons who are employees employed or engaged in the Business as of the date hereof (collectively, the “Business Employees”), and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses payable to employees, independent contractors or consultants employed or engaged in the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of a Seller with respect to any compensation, commissions or bonuses.

(b)           Except as set forth in Section 4.18(b) of the Disclosure Schedules, no Seller is, nor has it been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”). There has not, in the past five (5) years, been, nor to Sellers’ Knowledge has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting a Seller or any employees employed or engaged in the Business. No Seller has any duty to bargain with any Union other than pursuant to an agreement or arrangement set forth in Section 4.18(b) of the Disclosure Schedules.

(c)           Each Seller is and has been in compliance with the terms of the collective bargaining agreements and other Contracts listed on Section 4.18(b) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices to the extent they relate to employees employed or engaged in the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by any Seller as consultants or independent contractors employed or engaged in the Business are properly treated as independent contractors under all applicable Laws. All employees employed or engaged in the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. There are no Actions against a Seller pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor employed or engaged in the Business, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(d)           Each Seller has complied in all material respects with the WARN Act.

Section 4.19     Taxes.

(a)           All Tax Returns required to be filed by a Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by a Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)           Sellers have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)           No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Seller.

(d)           All deficiencies asserted, or assessments made, against a Seller as a result of any examinations by any taxing authority have been fully paid.

(e)           No Seller is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(f)           There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Sellers’ Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g)           No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h)           No Seller is now, nor has any Seller ever been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(i)           None of the Purchased Assets is property that a Seller is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

(j)           None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

Section 4.20    Affiliate Transactions.  Except as set forth on Section 4.20 of the Disclosure Schedules, no Seller has engaged in any business arrangement or transaction with any Affiliate or Owner, other than with another Seller in connection with the Business, and no Owner or Affiliate (other than a Seller) owns or has the right to use any material assets used in the Business.

Section 4.21    Brokers.  There is no broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Seller or Owner.

Section 4.22    Full Disclosure.  No representation or warranty by any Seller or Owner in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
Representations and warranties of owners

Owners jointly and severally represent and warrant to Buyer that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01    Organization of Owners.  AMI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.02    Authority of Owners.  Each Owner has full power and authority (corporate or otherwise) to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Owner of this Agreement and any other Transaction Document to which Owner is a party, the performance by each Owner of its obligations hereunder and thereunder and the consummation by each Owner of the transactions contemplated hereby and thereby have been duly authorized by all requisite action (corporate or otherwise) on the part of each Owner. This Agreement has been duly executed and delivered by each Owner, and (assuming due authorization, execution and delivery by Buyer and each Seller) this Agreement constitutes a legal, valid and binding obligation of each Owner enforceable against each Owner in accordance with its terms. When each other Transaction Document to which each Owner is or will be a party has been duly executed and delivered by each Owner (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of each Owner enforceable against it in accordance with its terms.

Section 5.03    No Conflicts; Consents.  Except as stated in Section 5.03 of the Disclosure Schedules, the execution, delivery and performance by each Owner of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) with respect to AMI, conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of AMI; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Owner; or (c) require the consent, notice or other action by any Person under any Contract to which any Owner is a party. Except as stated in Section 5.03 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Owner in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 5.04    Legal Proceedings.  There are no Actions pending or, to each Owner’s Knowledge, threatened against or by any Owner or any Affiliate of any Owner that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE VI
Representations and warranties of buyer

Buyer represents and warrants to Sellers that the statements contained in this Article VI are true and correct as of the date hereof.

Section 6.01    Organization of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware.

Section 6.02    Authority of Buyer.  Buyer has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers and Owners) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 6.03    No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, limited liability company agreement or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 6.04     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 6.05     Sufficiency of Funds.  Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 6.06    Legal Proceedings.  Except as set forth in Section 6.06 of the Disclosure Schedules, there are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE VII
Covenants

Section 7.01    Conduct of Business Prior to the Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:

(a)            preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)            pay the debts, Taxes and other obligations of the Business when due;

(c)            maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)           continue in full force and effect without modification all insurance policies maintained with respect to the Business and the Purchased Assets;

(e)            perform all of its obligations under all Assigned Contracts;

(f)            maintain the Books and Records in accordance with past practice;

(g)           comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(h)           not take or, to the extent in Sellers’ control permit, any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.

Section 7.02    Access to Information.  Subject to applicable Law and that certain Confidentiality Agreement dated May 25, 2011 by and among Kinder Morgan Liquids Terminals LLC, AMI and Kirby Inland Marine, LP (the “Confidentiality Agreement”), from the date hereof until the Closing, each Seller shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the real property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business and the Purchased Assets; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers to cooperate with Buyer in its investigation of the Business.  Any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Sellers. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by or on behalf of any Seller or Owner in this Agreement.

Section 7.03     No Solicitation of Other Bids.

(a)           No Seller or Owner shall, nor shall any of them authorize or permit any of their respective Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  Each Seller and Owner shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b)           In addition to the other obligations under this Section 7.03, each Seller and Owner shall promptly (and in any event within one Business Day after receipt thereof by such Seller or Owner or their respective Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)           Each Seller and Owner agrees that the rights and remedies for noncompliance with this Section 7.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 7.04     Notice of Certain Events.

(a)           From the date hereof until the Closing, Sellers shall promptly notify Buyer, if and when it becomes within Sellers’ Knowledge, in writing of:

(i)        any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;

(ii)       any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)      any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)     any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.14 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)           Buyer’s receipt of information pursuant to this Section 7.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by a Seller or Owner in this Agreement (including Section 9.02 and Section 10.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 7.05     Hiring of Business Employees.

(a)           Buyer will consider for employment all Business Employees employed by a Seller or AMI with respect to the Business as of the Closing Date; provided, however, that nothing herein shall be construed to obligate Buyer to offer employment to or to continue the employment of any Business Employees.  Sellers agree to fully pay or otherwise satisfy any claims arising out of or related to the time period prior to and including the Closing Date brought by any Business Employee relating to or arising out of (i) their employment by a Seller or AMI, (ii) any employment contract or labor agreement entered into by a Seller or AMI, (iii) any Employee Plan liabilities of a Seller or AMI and (iv) any Law requiring notice of severance, or severance benefit (except as otherwise provided hereinbelow).

(b)           With respect to any Business Employees to whom Buyer elects to make offers of employment (which employment would be conditioned upon the Closing of all transactions contemplated under this Agreement and Sellers’ or AMI’s termination of such affected Business Employee’s employment with a Seller or AMI, and would commence on the Closing Date) and who accept such offers and are hired by Buyer, Buyer shall retain the right to terminate at will (with or without cause) the employment of any Business Employee hired by Buyer at any time after the Closing Date.  Nothing herein expressed or implied by this Agreement shall confer upon any Business Employee, or legal representative thereof, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

(c)           Sellers and AMI, as applicable, shall retain all obligations and liabilities resulting from Buyer’s failure to hire any Business Employees with respect to compliance with the WARN Act, including any notifications required thereunder.  Under such circumstances, Sellers and AMI shall indemnify, defend and hold Buyer harmless with respect to any claims, actions, demands, damages, costs and expenses (including attorney’s fees) relating to or arising out of any failure to comply with the WARN Act.

Section 7.06    Confidentiality.  From and after the Closing, each Seller and Owner shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that such Seller or Owner can show that such information (a) is generally available to and known by the public through no fault of such Seller or Owner, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such Seller or Owner, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (c) as required by law.  If any Seller or Owner, or any of their respective Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller or Owner shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller or Owner is advised by its counsel in writing is legally required to be disclosed, provided that such Seller or Owner shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.  Prior to the Closing, Buyer shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Buyer can show that such information (a) is generally available to and known by the public through no fault of Buyer, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Buyer, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (c) as required by law.  If Buyer, or any of its Affiliates or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such person or entity shall promptly notify Sellers in writing and shall disclose only that portion of such information which such entity or person is advised by its counsel in writing is legally required to be disclosed, provided that such entity or person shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.  Notwithstanding the foregoing, in the event of a conflict between the provisions of this Section 7.06 and the provisions of the Confidentiality Agreement, the provisions of this Section 7.06 shall control.

Section 7.07     Non-competition; Non-solicitation

(a)           For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), no Seller or Owner shall, and none of them shall permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of a Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, a Seller or Owner may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller or Owner is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 3% or more of any class of securities of such Person.  Notwithstanding the foregoing, it shall not be a violation of this Section 7.07(a) for Sellers and Owners and their Affiliates to arrange for third-party transportation on behalf of customers of Sellers’ retained terminal business.

(b)           During the Restricted Period, no Seller or Owner shall, nor shall any Seller or Owner permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 7.05, or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, however, that nothing in this Section 7.07(b) shall prevent any Seller or Owner, or any of their respective Affiliates from hiring any employee whose employment has been terminated by Buyer.

(c)           Each Seller and Owner acknowledges that a breach or threatened breach of this Section 7.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Seller or Owner of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)           Each Seller and Owner acknowledges that the restrictions contained in this Section 7.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 7.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 7.08    Governmental Approvals and Consents.

(a)           Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)           The parties hereto shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03, Section 5.03 and Section 6.03 of the Disclosure Schedules.

(c)           Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)        respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii)       avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii)      in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d)           All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between a Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)           Notwithstanding the foregoing, nothing in this Section 7.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 7.09    Books and Records.

(a)           In order to facilitate the resolution of any claims made against or incurred by Sellers and Owners prior to the Closing, or for any other reasonable purpose, for a period of two (2) years after the Closing, Buyer shall:

(i)        retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Sellers; and

(ii)       upon reasonable notice, afford the Sellers’ and Owners’ Representatives reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such Books and Records.

(b)           In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of two (2) years following the Closing, Sellers shall:

(i)        retain the books and records (including personnel files) of Sellers which relate to the Business and its operations for periods prior to the Closing; and

(ii)       upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)           No party hereto shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 7.09 where such access would violate any Law.

Section 7.10    Closing Conditions.  From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.

Section 7.11    Public Announcements.  Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 7.12    Bulk Sales Laws.  The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 7.13    Refunds and Remittances.  From and after the Closing, if Sellers or any of their respective Affiliates receives or collects any Purchased Assets or funds relating to the operation or ownership of any Purchased Asset after the Closing, such Seller or its Affiliate shall remit such funds to Buyer within five (5) Business Days after its receipt thereof.  From and after the Closing, if Buyer or its Affiliate receives or collects any Excluded Assets or funds relating to the operation or ownership of any Excluded Asset or the ownership of operation of any Purchased Asset before the Closing, Buyer or its Affiliate shall remit any such funds to Sellers within five (5) Business Days after its receipt thereof.

Section 7.14    Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 7.15    Further Assurances.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VIII
Conditions to closing

Section 8.01    Conditions to Obligations of All Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)           The filings of the parties hereto pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)           No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c)           There shall not be pending any action, proceeding or investigation by any Person, including any Governmental Authority, (i) challenging or seeking damages in connection with the transactions contemplated hereby, or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereby.

Section 8.02    Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)           Other than the representations and warranties of Sellers contained in Section 4.01, Section 4.02, Section 4.04, Section 4.20, and Section 4.21, and other than the representations and warranties of Owners contained in Section 5.01, Section 5.02 and Section 5.04, each of the representations and warranties of Sellers and Owners contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained in Section 4.01, Section 4.02, Section 4.04, Section 4.20, and Section 4.21, and the representations and warranties of Owners contained in Section 5.01, Section 5.02 and Section 5.04, shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)           Each Seller and Owner shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, however, that with respect to agreements, covenants and conditions that are qualified by materiality, each Seller and Owner shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)           All approvals, consents and waivers that are listed on Section 4.03 and Section 5.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(d)           From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e)            Each Seller and Owner shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(f)            Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Sellers as of the Closing Date.

(g)           All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Sellers shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(h)           Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied (the “Seller Closing Certificate”).

(i)            Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller and AMI certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of each Seller and AMI authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(j)           Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller and of AMI certifying the names and signatures of the officers of each such Seller and AMI authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(k)           Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that no Seller is a foreign person within the meaning of Section 1445 of the Code duly executed by each Seller.

Section 8.03    Conditions to Obligations of Sellers.  The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)           Other than the representations and warranties of Buyer contained in Section 6.01, Section 6.02 and Section 6.04, Each of the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 6.01, Section 6.02 and Section 6.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)           Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)            All approvals, consents and waivers that are listed on Section 6.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Sellers at or prior to the Closing.

(d)            Buyer shall have delivered to Sellers duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(e)            Buyer shall have delivered the Escrow Amount to the Escrow Agent pursuant to Section 3.02(c)

(f)            Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied (the “Buyer Closing Certificate”).

(g)           Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or comparable governing authority of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h)            Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

ARTICLE IX
Indemnification

Section 9.01    Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date; provided, however, that the representations and warranties in Section 4.01, Section 4.02, Section 4.08, Section 4.20, Section 4.21, Section 5.01, Section 5.02, Section 6.01, Section 6.02 and Section 6.04 shall survive indefinitely and the representations and warranties in Section 4.16, Section 4.17 and Section 4.19 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 9.02    Indemnification By Sellers and Owners.  Subject to the other terms and conditions of this Article IX, Sellers and Owners shall, jointly and severally, indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of Sellers or Owners contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of any Seller or Owner pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller or Owner pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Sellers or Owners pursuant to this Agreement;

(c)           any Excluded Asset or any Excluded Liability; or

(d)           any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of any Seller or any of its Affiliates conducted, existing or arising on or prior to the Closing Date.

Section 9.03    Indemnification By Buyer.  Subject to the other terms and conditions of this Article IX, Buyer shall indemnify and defend each of Seller, Owner and their respective Affiliates and Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)           any Assumed Liability.

(d)           any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Buyer or any of its Affiliates conducted, existing or arising after the Closing Date and relating to any of the Purchased Assets.

Section 9.04    Certain Limitations.  The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a)           No Seller or Owner shall be liable to the Buyer Indemnitees for indemnification under Section 9.02(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in  Section 4.01, Section 4.02, Section 4.08, Section 4.19, Section 4.20, and Section 4.21 (the “Buyer Basket Exclusions”)), until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) (other than those based upon, arising out of, with respect to or by reason of the Buyer Basket Exclusions) exceeds $500,000, in which event Sellers and Owners shall be required to pay or be liable for all such Losses from the first dollar; provided, however, that Sellers and Owners collectively shall not be liable to the Buyer Indemnitees for indemnification under Section 9.02(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty contained in the Buyer Basket Exclusions) for Losses that exceed $11,600,000 in the aggregate (the “Buyer Aggregate Indemnity Cap”).

(b)           Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 9.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 6.01, Section 6.02 and Section 6.04 (the “Seller Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a) (other than those based upon, arising out of, with respect to or by reason of the Seller Basket Exclusions) exceeds $500,000.00, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar.

(c)           For purposes of this Article IX, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 9.05    Indemnification Procedures.  The party making a claim under this Article IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”.

(a)           Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced or forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller or Owner, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim (A) that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, (y) seeks an injunction or other equitable relief against the Indemnified Party, or (z) would, if such Third Party Claim were fully paid, be reasonably likely to result in Losses for the Buyer in excess of the Buyer Indemnity Cap, and (B) unless the Indemnifying Party first acknowledges in writing that it is obligated to indemnify the Buyer against any Losses that may result from such Third-Party Claim. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.  If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers, Owners and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 7.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)           Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)           Direct Claims.  Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced or forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 9.06    Payments.  Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX (a “Final Indemnification Loss”), the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed and shall be compounded quarterly.  In the case of Final Indemnification Loss payable by Sellers or Owners, the amount payable shall first be distributed from the escrow account maintained under the Escrow Agreement to the extent of any funds remaining in such account and any amounts that remain unpaid after distribution of all amounts remaining in such account (or that are not paid within fifteen (15) Business Days after a Loss becomes a Final Indemnification Loss) shall be payable, jointly and severally, but Sellers and Owners.  The parties hereto shall execute and deliver to the Escrow Agent joint written instructions (and any other documents or instruments reasonably requested by the Escrow Agent or that are required to be executed and delivered pursuant to the Escrow Agreement in connection with a distribution of amounts from such escrow account) instructing the Escrow Agent to pay any amounts payable to a Buyer Indemnitee in respect of a Final Indemnification Loss.

Section 9.07    Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 8.02 or Section 8.03, as the case may be.

Section 9.08    Exclusive Remedies.  Subject to Section 7.07 and Section 11.11, the parties acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or wilful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX.  Nothing in this Section 9.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person’s fraudulent, criminal or intentional misconduct.

ARTICLE X
Termination

Section 10.01   Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Sellers and Buyer;

(b)           by Buyer by written notice to Sellers if:

(i)           Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Sellers within twenty (20) days of Sellers’ receipt of written notice of such breach from Buyer; or

(ii)           any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2012, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)           by Sellers by written notice to Buyer if:

(i)        No Seller or Owner is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Buyer within twenty (20) days of Buyer’s receipt of written notice of such breach from Sellers; or

(ii)       any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2012, unless such failure shall be due to the failure of Sellers or Owners to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by them prior to the Closing; or

(d)           by Buyer or Sellers in the event that (i) there shall be any Law enacted that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 10.02  Effect of Termination.  In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)           as set forth in this Article X and Section 7.06 and Article XI hereof; and

(b)           that nothing herein shall relieve any party hereto from liability for any wilful breach of any provision hereof.

ARTICLE XI
Miscellaneous

Section 11.01  Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.02  Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid; or (d) if by facsimile or electronic mail, upon confirmation of receipt.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

If to a Seller or an Owner:	Allied Marine Industries P.O. Box 717 Norfolk, Virginia 23501 Attention: W. Bruce Law Facsimile: 757-226-7635 E-mail: brucel@almarine.com or wbrucel@cox.net
with a copy to:	Vandeventer Black LLP 101 West Main St. 500 World Trade Center Norfolk, VA 23510 Attention: Patrick A. Genzler, Esq. E-mail: pgenzler@vanblk.com
If to Buyer:
Kirby Corporation
55 Waugh Drive, Suite 1000
Houston, Texas  77007
Attention:        David W. Grzebinski
Facsimile:         713-435-1010
Email:                david.grzebinski@kirbycorp.com
                          and
                           Amy D. Husted
Facsimile:         713-435-1408
Email:                amy.husted@kirbycorp.com

with a copy to:	Fulbright & Jaworski L.L.P. 2200 Ross Avenue, Suite 2800 Dallas, Texas 75201 Facsimile: 214-855-8200 E-mail: tadler@fulbright.com Attention: Thomas G. Adler, Esq.

Section 11.03  Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.04  Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.05  Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 7.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.06  Entire Agreement.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.07  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of any Seller or Owner, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.08  No Third-party Beneficiaries.  Except as provided in Article IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.09Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and each Seller. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.10  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF DELAWARE AND COUNTY OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(C).

Section 11.11  Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.12  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement or other documents delivered pursuant hereto delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALLIED TRANSPORTATION COMPANY

Date	By	/s/ Gregory H. Law
Name:	Gregory H. Law
Title:	President

TRANSERVE MARINE, INC.

By	/s/ W. Bruce Law
Name:	W. Bruce Law
Title:	Director

OSPREY ASSOCIATES

By	/s/ W. Bruce Law
Name:	W. Bruce Law
Title:	Director

ALLIED MARINE INDUSTRIES, INC.

By	/s/ Kirk J. Woodruff
Name:	Kirk J. Woodruff
Title:	President

/s/ Gregory H. Law
Gregory H. Law

/s/ Kelly Law
Kelly Law

/s/ W. Bruce Law
W. Bruce Law

/s/ Michael E. Law
Michael E. Law

/s/ Kirk J. Woodruff
Kirk J. Woodruff

Signature Page to Asset Purchase Agreement

[Signatures Continue on the Following Page]

Signature Page to Asset Purchase Agreement

KIRBY CORPORATION

By:	/s/David W. Grzebinski
Name:	David W. Grzebinski
Title:	Executive Vice President and
Chief Financial Officer

Signature Page to Asset Purchase Agreement